Washington Mutual Investors Fund

April 30, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,048,522
Class B	$2,267
Class C	$21,539
Class F1	$56,691
Class F2	$83,206
Total	$1,212,225
Class 529-A	$34,611
Class 529-B	$350
Class 529-C	$5,385
Class 529-E	$1,585
Class 529-F1	$2,258
Class R-1	$1,270
Class R-2	$10,478
Class R-2E*	-
Class R-3	$32,217
Class R-4	$45,018
Class R-5	$42,052
Class R-6	$128,465
Total	$303,689

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$2.8900
Class B	$2.5500
Class C	$2.5500
Class F1	$2.8400
Class F2	$2.9700
Class 529-A	$2.8500
Class 529-B	$2.4900
Class 529-C	$2.5300
Class 529-E	$2.7500
Class 529-F1	$2.9400
Class R-1	$2.5600
Class R-2	$2.5700
Class R-2E	$2.7400
Class R-3	$2.7400
Class R-4	$2.8600
Class R-5	$2.9900
Class R-6	$3.0100

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,274,535
Class B	3,432
Class C	41,887
Class F1	70,741
Class F2	129,870
Total	1,520,465
Class 529-A	44,690
Class 529-B	613
Class 529-C	11,353
Class 529-E	2,318
Class 529-F1	2,626
Class R-1	2,473
Class R-2	19,707
Class R-2E*	-
Class R-3	47,331
Class R-4	55,611
Class R-5	48,484
Class R-6	152,746
Total	387,952

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$41.23
Class B	$41.00
Class C	$40.77
Class F1	$41.10
Class F2	$41.21
Class 529-A	$41.15
Class 529-B	$41.04
Class 529-C	$40.88
Class 529-E	$40.95
Class 529-F1	$41.08
Class R-1	$40.85
Class R-2	$40.73
Class R-2E	$41.18
Class R-3	$40.94
Class R-4	$41.06
Class R-5	$41.22
Class R-6	$41.25

*Amount less than one thousand